Exhibit 99.1

Alico, Inc. Announces Financial Results for the
Third Quarter Ended June 30, 2026

Company Entered Agricultural Lease Agreement for Approximately 3,280 Acres, Including a Purchase Option for $29.5 million, Extending Alico’s Land Monetization Strategy Beyond Outright Sales

Corkscrew Grove East Village Advances to State and Federal Permitting Process Following April 2026 Local Entitlement Approval

Company Completes $10.0 million of the Share Repurchase Program, Repurchasing Approximately 245,000 Shares, While Continuing to Strengthen Cash Position

Recently Strengthened Liquidity Position Extends Operating Runway Through 2029, Without Requiring Any Additional Asset Sales

Company Raises Fiscal Year 2026 Guidance Projecting Adjusted EBITDA of approximately $15 Million, Cash of Approximately $48 million and Net Debt of Approximately $37 million

Fort Myers, FL, August 10, 2026 - Alico, Inc. (“Alico”, the “Company”, “we”, “us” or “our”) (Nasdaq: ALCO) today announced financial results for the third quarter ended June 30, 2026.
Management Comments

John Kiernan, President and Chief Executive Officer of the Company, stated, “Our third quarter results reflect the continued, steady execution of our Strategic Transformation. For example, the additional agricultural lease we recently signed for approximately 3,280 acres, structured with a purchase option, reflects how our land monetization strategy allows us to generate recurring lease income while preserving the optionality to realize additional value from the property over time, and we believe it reflects the discipline and flexibility that has defined our transformation to date. Corkscrew Grove East Village received local entitlement approval in April and is now advancing through the state and federal permitting process."

Mr. Kiernan continued, “We continue to review our operating cost structure to improve our cash flow, and this year we are executing a number of initiatives to reduce overhead, including a new office lease that we expect will begin delivering additional savings starting in the second quarter of next fiscal year. We recognize this remains a multi-year transformation, and we believe the markers of progress we are reporting this quarter — on our balance sheet, in our leasing program, and in our development entitlements — demonstrate that we remain on track to unlock the substantial value we believe exists within our approximately 47,300-acre Florida portfolio, while maintaining our commitment to responsible land stewardship. With cash and cash equivalents of $55.6 million at quarter-end, we believe we've extended our financial runway through fiscal year 2029, without requiring any additional asset sales, giving us the flexibility to advance our development pipeline on our own timeline."
Results of Operations for the Third Quarter 2026:

(in thousands, except for per share amounts and percentages)
	(Unaudited)			(Unaudited)
	Three Months Ended June 30,			Nine Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Revenue	$9,040	$8,390	7.7%	$16,267	$43,264	(62.4)%
Net income (loss) attributable to Alico, Inc. common stockholders	$2,125	$(18,289)	111.6%	$10,025	$(138,841)	107.2%
Gain (loss) per diluted common share	$0.29	$(2.39)	112.1%	$1.32	$(18.18)	107.3%
EBITDA (1)	$4,601	$19,204	(76.0)%	$23,731	$(2,210)	1,173.8%
Adjusted EBITDA (1)	$4,601	$19,273	(76.1)%	$24,202	$25,330	(4.5)%
Net cash provided by operating activities	$7,141	$7,026	1.6%	$2,332	$22,841	(89.8)%

	June 30, 2026	September 30, 2025	$ Change		June 30, 2026	September 30, 2025
	(Unaudited)				(Unaudited)
Balance Sheet Items
Cash and cash equivalents	$55,584	$38,128	$17,456	Current ratio	7.96 to 1	9.56 to 1
Current portion of long-term debt	$250	$250	$—	Net Debt (1)	$29,834	$47,419
Long-term debt, net	$82,668	$82,797	$(129)
Lines of credit	$2,500	$2,500	$—
Total Alico stockholders’ equity	$104,829	$103,032	$1,797

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.

For the three months ended June 30, 2026 and 2025, the Company reported net income (loss) attributable to Alico common stockholders of $2.1 million and $(18.3) million, respectively. The shift from a net loss to net income attributable to Alico common stockholders for the three months ended June 30, 2026 was principally the result of the Company's Strategic Transformation, including the resulting acceleration of depreciation on its citrus trees during the three months ended June 30, 2025 and increased lease income as a result of the Company's share of crop insurance payments received by one of its lessees during the three months ended June 30, 2026. For the three months ended June 30, 2026, the Company had earnings of $0.29 per diluted common share, compared to a loss of $(2.39) per diluted common share for the three months ended June 30, 2025.
For the three months ended June 30, 2026 and 2025, the Company had EBITDA of $4.6 million and $19.2 million, respectively, and Adjusted EBITDA of $4.6 million and $19.3 million, respectively.
These quarterly financial results reflect the evolving nature of the Company’s business as it executes its strategic transformation. Historically, the Company was primarily engaged in citrus production and sales, which created significant seasonal patterns with the first and second quarters typically generating most annual revenue and higher working capital requirements in the third and fourth quarters coinciding with harvesting cycles. As part of the Company’s strategic transformation, the

Company has made the decision to wind down its citrus operations and focus on land sales, land leasing, and land development activities. The Company completed its last significant citrus harvest in April 2025. While the Company expects the historical seasonal patterns to diminish over time as this transition progresses, the Company’s financial results may continue to reflect some seasonality during the wind-down period. Additionally, the Company’s new focus on land sales, leasing, and development may introduce different timing patterns for revenue recognition based on transaction closings and development project milestones. Given this business transformation, results for any quarter may not be indicative of results for the full year, and historical seasonal patterns may not be predictive of future quarterly performance as the Company completes the transition to its new business model.
Other Corporate Financial Information
General and administrative expense decreased 21.2% for the three months ended June 30, 2026, compared to the three months ended June 30, 2025 due to lower employee expenses and insurance premiums.
General and administrative expense decreased 3.9% for the nine months ended June 30, 2026, compared to the nine months ended June 30, 2025 due to lower depreciation expense, partially offset by an increase in contract labor costs and a provision for credit losses on certain citrus receivables.
Dividend
On July 16, 2026, the Company paid a third quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of July 2, 2026.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $50.6 million at June 30, 2026, representing a 7.96 to 1.00 current ratio.
•Total debt was $85.4 million and net debt was $29.8 million at June 30, 2026, compared to $85.5 million and $47.4 million, respectively, at September 30, 2025.
•Available borrowings under the Company’s line of credit were approximately $92.5 million at June 30, 2026.
•The Company's Minimum Liquidity Requirement under its Credit Agreement was $5.8 million at June 30, 2026.

Real Estate and Land Development

In June 2026, Alico acquired the remaining 49% ownership interest in Citree, a joint venture through which the Company held a 51% interest in approximately 1,200 acres of land in DeSoto County, for $2.0 million in cash, plus potential contingent consideration and the assumption of all of Citree’s approximately $3.3 million of outstanding debt. Following the transaction, Alico owns 100% of the entity and its underlying acreage. The Company believes this transaction simplifies its corporate structure and gives it full ownership and control over the future use of this property, consistent with its broader strategy of streamlining the business.

In January 2025, Alico sought legislative approval from the Florida Legislature to establish the Corkscrew Grove Stewardship District. Stewardship districts are independent special districts authorized to plan, finance, construct, operate and maintain public infrastructure in planned developments, operating on the principle that growth pays for itself. Similar districts are used in communities like Ave Maria and Lakewood Ranch.

In March 2025, the Company announced the creation of Corkscrew Grove Villages located on approximately 4,660 acres at the northwest corner of Collier County on the border of Lee and Hendry counties. These two master planned developments are expected to comply with the County’s 1,500- acre cap for Villages, and be accompanied by more than 6,000 acres of permanent conservation areas. The plan for these villages is to feature approximately 9,000 homes, including approximately 750 affordable housing units total for essential workers, and approximately 480,000 square feet of commercial space offering retail, dining, office, and medical uses. The East Village includes an additional 100,000 square feet for indoor self-storage and a minimum of 45,000 square feet of civic uses, and the West Village may include similar additional uses depending on County requirements and future site planning.

Alico launched its multi-year entitlement process for Corkscrew Grove Villages by submitting an application to Collier County for local approval for the first of the two villages, the East Village. The Company has also submitted permits to the South Florida Water Management District and the U.S. Army Corps of Engineers for both villages.

In April 2026, Alico received final local entitlement approvals from the Collier County Board of County Commissioners for the East Village component of Corkscrew Grove Villages. This advances the project toward obtaining the required federal permits from the U.S. Army Corps of Engineers and U.S. Fish and Wildlife Service, as well as the state permits from the South Florida Water Management District. Construction on the first village could begin in 2028 or 2029 if all approvals are granted.

Alico maintains a strong commitment to regional conservation, having transferred lands over the past 40 years that became part of the Corkscrew Regional Ecosystem Watershed (CREW), Tiger Creek Preserve and Okaloacoochee Slough Wildlife Management Area. In 2023, Alico sold more than 17,000 acres of land from central Hendry County, commonly referred to as Devil’s Garden, to the Florida Department of Environmental Protection as part of the Florida Forever program. Since Devil’s Garden was added to the Florida Forever Priority List in 2002, Alico has sold or entered easements to protect more than 46,800 acres within the project boundaries. Combined with the more than 6,000 acres expected to be placed in conservation as part of the Corkscrew Grove Villages proposal, these efforts support the implementation of the Florida Wildlife Corridor.

The plan for Corkscrew Grove Villages aligns with the Collier Rural Land Stewardship Area (RLSA) program, an innovative, incentive-based approach to sustainable rural growth that has received national recognition. The villages will enhance public infrastructure and provide significant economic benefit to the region at no additional cost to taxpayers.

Fiscal Year 2026 Guidance

The Company raises its Adjusted EBITDA guidance to approximately $15 million in fiscal year 2026. The Company now expects to end the fiscal year with cash of approximately $48 million and net debt of approximately $37 million, with only the minimum required balance of $2.5 million on its revolving line of credit. In the event that any additional capital is returned to shareholders through increased common dividends, special dividends, tender offers or open market share repurchases during the 2026 fiscal year, the Company’s cash balance could be reduced and net debt could be correspondingly increased.

Conference Call Information

The Company will host a conference call to discuss its financial results on August 11, 2026, at 8:30 am Eastern Time. Interested parties may join the conference call by dialing 1-877-407-3982 in the United States and 1-201-493-6780 from outside of the United States. The participant identification to join the conference call is “ALICO”. A telephone replay will be available approximately three hours after the call concludes, and will be available through August 25, 2026. Listeners in the United States may dial 1-844-512-2921 and international listeners may dial 1-412-317-6671. The passcode for the playback is 13761363.

About Alico

Alico, Inc. (Nasdaq: ALCO) is a Florida-based agribusiness and land management company with over 125 years of experience. Following its strategic transformation in 2025, Alico operates as a diversified land company with approximately 47,300 acres across 7 Florida counties. The Company focuses on strategic land development opportunities and diversified agricultural operations, leveraging its extensive land portfolio to create long-term shareholder value while maintaining its commitment to responsible land stewardship and conservation. Learn more about Alico at www.alicoinc.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our strategic transformation and business model; fiscal year 2026 and future guidance, outlook, projections, targets and expectations, including Adjusted EBITDA, EBITDA, cash, cash flow, liquidity, borrowing availability, minimum liquidity requirements, capital expenditures, debt, net debt and potential uses of capital; land sales, land monetization strategy and expected proceeds and timing; leasing, use of acreage and expected revenues from agricultural and other partnerships; real estate entitlement, permitting and development activities and timelines, including Corkscrew Grove Villages, stewardship district matters, regulatory decisions and potential construction timing; future use, conservation and estimated value of our land holdings and any other statements relating to our future activities events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “if,” “will,” “should,” “expects,” “plans,” “hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.

These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: our ability to successfully develop and execute our strategic growth initiatives, including our Strategic Transformation, which may not achieve intended outcomes and may entail unintended consequences or additional costs; our planned shift in revenue mix toward real estate development and diversified farming operations and the risk that adverse events in these areas could disproportionately affect our business; the highly competitive nature of the land development and agricultural industries and our ability to maintain market share; our reputation and any harm thereto; the risk that any transaction intended to qualify as a Section 1031 Exchange is taxable or cannot be completed on a tax-deferred basis, and potential limitations on the use of our net operating loss carryforwards and other tax attributes; the possibility that significant corporate transactions do not achieve intended results or present unforeseen risks; sensitivity of our earnings to supply, demand and pricing for land sales, leasing and development activities and any remaining agricultural products; adverse weather conditions, natural disasters and other natural conditions (including hurricanes and tropical storms), and the effects of climate change or legal, regulatory or market measures to address climate change, particularly given our geographic concentration in Florida; Environmental, Social and Governance matters, including those related to our workforce and sustainability; changes in classification or valuation methods employed by county property appraisers that could materially increase our real estate taxes; compliance with environmental laws; our ability to attract, retain and develop key employees; potential future material weaknesses and other deficiencies in our internal control over financial reporting; macroeconomic conditions, including inflation, armed conflicts and geopolitical instability, and pandemics or health crises; the increased costs of being a publicly traded company; system security risks, cybersecurity incidents, data protection breaches and systems integration issues, as well as compliance with complex and evolving privacy and data protection laws; pricing volatility and unpredictability for our agricultural products, risks of product contamination and product liability, water use regulations and other restrictions on access to water, and changes in immigration laws affecting labor availability; increases in commodity and input costs (including fuel and chemicals) and transportation risks; our significant indebtedness, our ability to generate sufficient cash flow to service our debt and comply with covenants (including exposure to variable interest rates), and our relationships with lenders; the volatility of our common stock price; our ability to continue to pay or maintain cash dividends; and other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026 that will be filed with the Securities and Exchange Commission (the “SEC”) and the Company’s Annual Report on Form 10-K for the year ended September 30, 2025 filed with the SEC on November 24, 2025. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:

John Mills	Brad Heine
ICR	Chief Financial Officer
(646) 277-1254	(239) 226-2000
InvestorRelations@alicoinc.com	bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	June 30, 2026	September 30, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55,584	$38,128
Accounts receivable, net	591	1,014
Inventories	186	4,220
Income tax receivable	—	338
Assets held for sale	—	9,176
Prepaid expenses and other current assets	1,502	2,043
Total current assets	57,863	54,919
Restricted cash	762	762
Property and equipment, net	131,238	142,065
Goodwill	2,246	2,246
Other non-current assets	6,554	1,535
Total assets	$198,663	$201,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$984	$403
Accrued liabilities	5,214	4,563
Current portion of long-term debt	250	250
Income tax payable	584	—
Other current liabilities	239	527
Total current liabilities	7,271	5,743
Long-term debt, net	82,668	82,797
Lines of credit	2,500	2,500
Deferred income tax liabilities, net	1,395	2,455
Other liabilities	—	38
Total liabilities	93,834	93,533

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,416,327 and 7,645,360 shares outstanding at June 30, 2026 and September 30, 2025, respectively	8,416	8,416
Additional paid in capital	22,787	20,410
Treasury stock, at cost, 999,818 and 770,785 shares held at June 30, 2026 and September 30, 2025, respectively	(35,653)	(26,185)
Retained earnings	109,279	100,391
Total Alico stockholders’ equity	104,829	103,032
Noncontrolling interest	—	4,962
Total stockholders’ equity	104,829	107,994
Total liabilities and stockholders’ equity	$198,663	$201,527

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Operating revenues:
Alico Citrus	$1,123	$7,805	$5,797	$41,384
Land Management and Other Operations	7,917	585	10,470	1,880
Total operating revenues	9,040	8,390	16,267	43,264
Operating expenses	4,994	36,446	22,363	229,255
Gross profit (loss)	4,046	(28,056)	(6,096)	(185,991)
General and administrative expenses	2,258	2,867	8,492	8,841
Gain on sale of property and equipment	98	5,553	24,767	21,400
Income (loss) from operations	1,886	(25,370)	10,179	(173,432)
Other expense, net:
Interest income	515	153	1,454	259
Interest expense	(951)	(907)	(2,875)	(2,964)
Other income, net	24	—	20	255
Total other expense, net	(412)	(754)	(1,401)	(2,450)
Income (loss) before income taxes	1,474	(26,124)	8,778	(175,882)
Income tax benefit	(93)	(7,800)	(476)	(36,874)
Net income (loss)	1,567	(18,324)	9,254	(139,008)
Net loss attributable to noncontrolling interests	558	35	771	167
Net income (loss) attributable to Alico, Inc. common stockholders	$2,125	$(18,289)	$10,025	$(138,841)
Per share information attributable to Alico, Inc. common stockholders:
Income (loss) per common share:
Basic	$0.29	$(2.39)	$1.33	$(18.18)
Diluted	$0.29	$(2.39)	$1.32	$(18.18)
Weighted-average number of common shares outstanding:
Basic	7,419	7,641	7,566	7,637
Diluted	7,437	7,641	7,577	7,637

Cash dividends declared per common share	$0.05	$0.05	$0.15	$0.15

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended June 30,
	2026	2025
Net cash provided by operating activities
Net income (loss)	$9,254	$(139,008)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	12,761	170,800
Amortization of debt issue costs	130	127
Gain on sale of property and equipment	(24,767)	(21,400)
Impairment of long-lived assets	—	24,966
Loss on disposal of long-lived assets	—	780
Inventory net realizable value adjustment	—	9,895
Deferred income tax benefit	(1,060)	(36,869)
Stock-based compensation expense	456	559
Other	154	(390)
Changes in operating assets and liabilities:
Accounts receivable	(192)	(839)
Inventories	4,034	17,194
Prepaid expenses	541	—
Income tax receivable	338	896
Other assets	(164)	10
Accounts payable and accrued liabilities	665	(4,048)
Income taxes payable	584	—
Other liabilities	(402)	168
Net cash provided by operating activities	2,332	22,841

Cash flows from investing activities:
Purchases of property and equipment	(1,713)	(4,049)
Net proceeds from sale of property and equipment	34,971	28,172
Notes receivable	—	570
Advance to Corkscrew Grove Stewardship District	(5,071)	—
Net cash provided by investing activities	28,187	24,693

Cash flows from financing activities:
Repayments on revolving lines of credit	—	(25,194)
Borrowings on revolving lines of credit	—	19,300
Principal payments on term loans	(188)	(1,057)
Purchases of common stock	(10,003)	—
Acquisition of Citree NCI	(2,007)	—
Exercise of stock options	272	—
Dividends paid	(1,137)	(1,146)
Net cash used in financing activities	(13,063)	(8,097)

Net increase in cash and cash equivalents and restricted cash	17,456	39,437
Cash and cash equivalents and restricted cash at beginning of the period	38,890	3,398

Cash and cash equivalents and restricted cash at end of the period	$56,346	$42,835

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	$2,474	$2,844
Cash (received) paid for income taxes, net of refunds	$(349)	$(900)

Non-cash investing and financing activities:
Assets received in exchange for services	$1,207	$—
Dividends declared but unpaid	$371	$382

Non-GAAP Financial Measures
In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business, in the case of EBITDA and Adjusted EBITDA, and liquidity, in the case of Net Debt. Beginning with the reporting period ended December 31, 2025, we have revised the calculation of Adjusted EBITDA to better reflect the underlying performance of the business in light of the Strategic Transformation and changes to our model and operating strategy. Specifically, we now adjust for impairment of long-lived assets and restructuring and other charges, and have determined not to adjust for inventory net realizable value, gain or sale of property and equipment, or other historical adjustments.

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance, in the case of EBITDA and Adjusted EBITDA, and liquidity, in the case of Net Debt, of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for impairment of long-lived assets and restructuring and other charges. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash. We are unable to provide a reconciliation of Adjusted EBITDA to net (loss) income attributable to Alico, Inc. common stockholders for the year ended September 30, 2026 as the adjustments are not within our control or cannot be reasonably predicted without unreasonable effort.

EBITDA and Adjusted EBITDA

(in thousands)	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to Alico, Inc. common stockholders	$2,125	$(18,289)	$10,025	$(138,841)
Interest expense, net	436	754	1,421	2,705
Income tax benefit	(93)	(7,800)	(476)	(36,874)
Depreciation, depletion and amortization	2,133	44,539	12,761	170,800
EBITDA	$4,601	$19,204	$23,731	$(2,210)

Non-GAAP Adjustments:
Impairment of long-lived assets	—	—	—	24,966
Restructuring and other charges	—	69	471	2,574
Adjusted EBITDA	$4,601	$19,273	$24,202	$25,330

Net Debt

(in thousands)	(Unaudited)		(Forecasted)
	June 30, 2026	September 30, 2025	September 30, 2026
Current portion of long-term debt	$250	$250	$250
Long-term debt, net	82,668	82,797	82,606
Lines of credit	2,500	2,500	2,500
Total Debt	85,418	85,547	85,356
Less: Cash and cash equivalents	(55,584)	(38,128)	(48,000)
Net Debt	$29,834	$47,419	$37,356
Source: Alico, Inc.